LOAN TRANSFER, GUARANTEE AND WARRANT AGREEMENT

This Agreement dated effective the 11th day of April, 2012 (the “Effective Date”)

AMONG:

KALAMALKA PARTNERS LTD., a British Columbia corporation with an office at Suite 101, 2903 35th Avenue, Vernon, BC V1T 2S7

(“Kalamalka”)

AND:

VAMPT BEVERAGE CORP., a Canadian corporation having an address at 30084 RPO Glenmore, Kelowna, BC V1V 2M4

(“Vampt Canada”)

AND:

VAMPT BREWING COMPANY LIMITED, a Nevada corporation having an office c/o Suite 1820, 9225 West Georgia Street, Vancouver, BC V6C 3L2

(“Vampt Brewing”)

AND:

VAMPT BEVERAGE USA, CORP., a Nevada corporation having an office c/o Suite 1820, 9225 West Georgia Street, Vancouver, BC V6C 3L2

(“Vampt USA”)

BACKGROUND:

A.	On or about August 11, 2011, Kalamalka, as agent for a syndicate of lenders (the “Lenders”), arranged an operating loan facility of up to $2,000,000 (the “Original Loan”) from the Lenders to Vampt Canada and Vampt Brewing jointly (the “Debtors”).

B.	The terms of the Loan are governed by the various promissory notes of the Debtors in favour of each Lender, an agency and interlender agreement dated August 11, 2011 (the “Agency and Interlender Agreement”) and related Security (defined below).

C.	As of the date hereof, a total of USD$600,000 has been advanced by the Lenders under the Original Loan as principal.

D.	At the time of the Original Loan, Vampt Canada granted to Vampt Brewing an exclusive license for the territory of the United States to use certain trademarks, recipes and other intellectual property related to the manufacture and sale of alcoholic beverage products (the “IP”). Vampt Canada had also granted Vampt Brewing an exclusive distribution right for the United States in relation to certain Vampt beverage products.

E.	Vampt Canada has advised Kalamalka that Vampt USA is the beneficial owner of all of the issued and outstanding shares in Vampt Brewing and that pursuant to a technology transfer agreement dated November 25, 2011, as amended on December 31, 2011, Vampt USA acquired Vampt Canada’s interest in the IP.

F.	Pursuant to an agreement and plan of merger dated December 8, 2011 (the “Merger Agreement”), as amended form time to time, among Vampt USA, VB Acquisition Corp., and Coronado Corp. (“Coronado”), Vampt USA and VB Acquisition Corp. have agreed to merge, whereby the separate corporate existence of VB Acquisition Corp. shall cease and Vampt USA shall continue as the surviving corporation of the merger (the “Merger”).

G.	The Debtors have requested that Kalamalka, on behalf of the Lenders, agree to accept Vampt USA in place of Vampt Canada as co-debtor together with Vampt Brewing under the replacement loan (the “Replacement Loan”).

NOW THEREFORE, in consideration of the premises contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

                                                                                                                                                         I.             INTERPRETATION

1.01                          Definitions. In this Agreement, the following terms will have the following meanings:

(a)	“ABC Brewing Agreement” means the brewing agreement dated August 5, 2011 between Associated Brewing Company, Inc. and Vampt Brewing;

(b)	“Business Day” means a day that is not a Saturday, Sunday, or statutory holiday in British Columbia;

(c)	“Coronado Exchange Warrants” means the warrants for common shares of Coronado as set out in Section 5.02 of this Agreement;

(d)	“Pledged Shares” means all of the issued and outstanding shares of Vampt Brewing, as pledged by Vampt Canada to Kalamalka pursuant to a share pledge agreement dated August 11, 2011;

(e)	“Security” means the security granted to Kalamalka and the Lenders including, without limitation, the following:

(i)	a security agreement dated August 11, 2011 made by Vampt Brewing in favour of Kalamalka, in its capacity as agent for the Lenders, for which a financing statement was registered in the British Columbia Personal Property Registry on August 5, 2011 under base registration number 286914G;

(ii)	a pledge and security agreement dated August 11, 2011 made by Vampt Canada in favour or Kalamalka, in its capacity as agent for the Lenders, for which a financing statement was registered in the British Columbia Personal Property Registry on August 5, 2011 under base registration number 286912G;

(iii)	a UCC-1 Financing Statement filed against Vampt Brewing in the State of Nevada on August 9, 2011 under document number 2011020915-89;

(iv)	a UCC-1 Financing Statement filed against Vampt Canada in the State of Nevada on August 9, 2011 under document number 2011020914-6; and

(v)	a UCC-1 Financing Statement filed against Vampt Brewing in the State of Wisconsin on August 9, 2011 under document number 110009760628.

1.02                          Headings. Headings are used in this Agreement for convenience of reference only and will not affect the construction of this Agreement.

1.03                          Gender & Plural. In this Agreement, a reference to the singular will include the plural and vice versa. A reference to a gender will include the other genders.

1.04                          Schedules. The following schedules are hereby incorporated into and form a part of this Agreement:

(a)	Schedule A – Form of Guarantee.

II.           TERM

2.01                          Term. The term of this Agreement will commence on the Effective Date and continue until the date that all amounts due and owing under the Replacement Loan are paid in full.

                                                                              III.          ACKNOWLEDGEMENT OF INDEBTEDNESS AND SECURITY

3.01                          Acknowledgment of Indebtedness. The Debtors acknowledge and agree that they are jointly and severally liable to the Lenders under the Original Loan, as of the Effective Date, for the principal sum of USD$600,000, plus interest accruing from April 1, 2012 which will continue to accrue at a rate of twelve percent (12%) of such principal plus four percent (4%) of balance of the credit facility in the Agent’s account but not yet drawn (collectively, the “Indebtedness”). Concurrently with the execution of this Agreement, the Debtors shall pay:

(a)	to Kalamalka, on behalf of the Lenders, an amount equivalent to $197.26 multiplied by the number of days from April 1, 2012 to the Effective Date inclusive, in payment of the interest accruing under the Original Loan; and
(b)	to Kalamalka for its own account, an amount equivalent to $166.67 multiplied by the number of days from April 1, 2012 to the Effective Date inclusive, in payment of the monitoring fee owing by the Debtors under the Original Loan.

The principal sum advanced under the Original Loan shall be the principal sum under the Replacement Loan.

3.02                          Acknowledgment of Security. The Debtors hereby confirm that the Security is valid and enforceable and constitutes security for all of the Indebedness and that the Security shall remain in full force and effect for the benefit of Kalamalka and the Lenders following the execution of this Agreement. Notwithstanding the foregoing, Kalamalka agrees to release the security provided by Vampt Canada upon the later of:

(a)	the release of the Guarantee (as defined below) as more particularly set out below; and

(b)	the transfer of registered ownership of all of the issued and outstanding shares of Vampt Brewing from Vampt Canada to Vampt USA and delivery to Kalamalka of the share certificate re-issued for the Pledged Shares and executed instruments of transfer in blank.

3.03                          Guarantee. Upon execution of this Agreement, Vampt Canada shall execute the guarantee in the form attached hereto as Schedule “A” (the “Guarantee”). The parties hereto intend that the Guarantee shall remain in full force and effect until such time as the Merger has completed and the Coronado Exchange Warrants have been issued to the Lenders and Kalamalka as set out in Section 5.02 and delivered to Kalamalka. Kalamalka covenants to release Vampt Canada from its obligations under the Guarantee within seven (7) days after the conditions set out in this Section 3.03 are met.

3.04                          Additional Terms under the Replacement Loan. The parties hereto have, subject to Section 3.06 below, agreed to the following terms in connection with the Replacement Loan and Security as follows:

(a)	Vampt USA shall replace Vampt Canada as co-debtor with Vampt Brewing under the Loan;

(b)	the term of the Loan will end on March 31, 2014;

(c)	in addition to any warrants of Vampt Canada previously earned by Kalamalka and the Lenders, such parties shall receive the Coronado Warrants as more particularly set out in Section 5.02;

(d)	the maximum principal available under the loan facility will be reduced from two million dollars (USD$2,000,000) to one million, two hundred thousand dollars (USD$1,200,000);

(e)	Vampt USA and Vampt Brewing may call upon Kalmalka to arrange additional funding under the loan facility up to a total of $1.2M including the principal sum owing under the Replacement Loan;

(f)	such additional funding shall be subject to:

(i)	the Replacement Loan being in good standing, with no continuing default, and there being no event(s) constituting a Material Adverse Effect (as defined in the Promissory Notes); and

(ii)	Coronado issuing transferrable warrants for common shares of Coronado at an exercise price of $0.75 per share, with an expiration date of March 31, 2014, to Kalamalka or at the direction of Kalamalka in its sole discretion, equivalent to the number of common shares of Coronado which is the product of the total additional funds advanced under the Loan divided by $0.75;

(g)	any margin shortfall under the terms of the Replacement Loan and calculated as at the date of the Merger will be the joint and several responsibility of Vampt USA, Vampt Canada and Vampt Brewing (the “Vampt Parties”), which parties shall deposit to the Kalamalka account no later than thirty (30) days following the Merger, and from time to time thereafter, such amount necessary to remediate any shortfall in the margin, the calculation of which shall be more particularly set out in Section 3.05 and 3.06;

(h)	the monitoring fees payable to the Agent shall be reduced from the original $5,000 plus HST each month for the balance of the Loan to the following amounts:

(i)	from the Effective Date to April 30, 2012, $5,000 plus HST per month;

(ii)	from May 1, 2012 to March 31, 2013, $2,000 plus HST per month; and

(iii)	from April 1, 2013 to such time as the Replacement Loan is paid in full, $1,000 plus HST per month.

3.05                          Margining Obligations. The parties acknowledge and agree that Vampt Brewing must maintain a borrowing base equivalent to a discount factor of 0.90 multiplied by the value of the sum of the inventory plus the accounts receivable as more particular set out in the Replacement Loan documentation.

3.06                          Margining Accommodation. Kalamalka acknowledges that notwithstanding that the audited financial statements of Vampt USA for the year ended December 31, 2011 prepared by KPMG LLP state an inventory figure of $255,674 which is well below the required margin under the Original Loan and will be under the Replacement Loan, without limiting any of its rights at law or in equity under the Original Loan, Replacement Loan and Security, Kalamalka agrees to recognize Vampt USA’s management valuation of the inventory per 3.06(a) over that of KPMG LLP provided that Vampt Brewing and Vampt USA:

(a)	provide to Kalamalka within seven (7) days of the Effective Date a detailed inventory summary and receivables listing as at March 31, 2011 and management’s reasonable calculation of the amount of the margin deficiency as at that date;

(b)	provide to Kalamalka within fourteen (14) days of the Effective Date a copy of the audit working paper or other confirmation reasonably satisfactory to the Agent that the inventory valuation adjustment in the audited financial statements of Vampt Beverage USA, Corp. for the period ending December 31, 2011 is related primarily to the anticipated sales absorption and the product expiration dates;provide to Kalamalka, within twenty (21) days of the Effective Date, an informal business plan for Vampt Brewing in a form reasonably acceptable to Kalamalka and containing a sufficient level of detail to:

(i)	reasonably support that the current value of the inventory is such that the valuation adjustment of KPMG can be suspended for a temporary period until further current sales performance data can be obtained; and

(ii)	demonstrate the strategy and method by which Vampt Brewing plans to get back on-side with respect to the margin requirements under the Replacement Loan;

and provide any updates to such business plan, from time to time;

(c)	provide to Kalamalka during the term of the Replacement Loan on a best efforts basis a standard weekly report on the sales of Vampt Brewing and its compliance with the margining budget, both of which shall indicate achievement of the objectives set out in the business plan;

(d)	provide to Kalamalka during the term of the Replacement Loan standard monthly margin reports to Kalamlaka within ten (10) business days of each month end, commencing with a report for the month ending April 30, 2012; and

(e)	use commercially reasonable efforts in the proper execution of the business plan and continue to provide sufficient justification for the inventory valuation using commercially reasonable judgement and methods.

3.07                          ABC Brewing Consent. Following the documentation of the Replacement Loan and the Merger, Vampt Brewing will use best efforts to obtain the consent of Associated Brewing Company, Inc. to the change in control of Vampt Brewing (if any), pursuant to Section 19 of the ABC Brewing Agreement.

                                                                                                                       IV.          REPRESENTATIONS AND WARRANTIES

4.01                          Vampt Parties’ Representations and Warranties. Each of the Vampt Parties represents and warrants to Kalamalka, and acknowledges that Kalamalka is relying on such representations and warranties in entering into this Agreement, that:

(a)	it is duly incorporated and organized in accordance with the laws of its jurisdiction of incorporation and extra-provincially registered in those jurisdictions where it carries on business and is in good standing in each such jurisdiction; and

(b)	it is duly authorized to enter into this Agreement and the entering into of this Agreement and the carrying out of its obligations hereunder does not and will not conflict with its constating documents, any agreement to which it is a party, or applicable law.

4.02                          Vampt USA Representations and Warranties. Vampt USA represents and warrants to Kalamalka, and acknowledges that Kalamalka is relying on such representations and warranties in entering into this Agreement, that:

(a)	pursuant to the Merger Agreement and other agreements and documents related to the Merger, all warrants for common shares of Vampt USA, whether pre-Merger or post-Merger, will be exchanged for warrants for common shares in Coronado on similar terms as such Vampt USA warrants at a rate of 1 Vampt USA warrant for 0.75 Coronado warrants;

(b)	the obligations of Vampt USA will become the obligations of the surviving corporation following the Merger including, without limitation, the obligations of Vampt USA to Kalamalka and the Lenders under this Agreement and under the Loan and the Security;

(c)	the terms and conditions set out in this Agreement and the documents contemplated hereby do not and will not constitute a breach of any agreement, including the agreements entered into by Vampt USA pursuant to the Merger; and

(d)	to the best of the knowledge of Vampt USA, all of the conditions precedent set out in the Merger Agreement have been met or waived by all parties to such agreement.

4.03                          Survival. The representations and warranties of each of the Vampt hereunder shall survive the Closing and, notwithstanding the Closing and the delivery of the Coronado Exchange Warrants, and notwithstanding the waiver of any condition by Kalamalka, the representations, warranties, covenants and agreements of each of the Vampt Parties shall (except where otherwise specifically provided in this Agreement) survive the Closing and shall continue in full force and effect for a period of three (3) years from the Closing Date for all matters, except with respect of a claim for breach of any of the representations and warranties by any Vampt Party in or pursuant to this Agreement involving fraud or fraudulent misrepresentation on the part of that Vampt Party may be made against such Vampt Party at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

V.            COVENANTS

5.01                          Covenants of Vampt Parties. In addition to the other covenants contained in this Agreement, each of the Vampt Parties jointly and severally covenant and agree as follows:

(a)	that all of the recitals to this Agreement are true;

(b)	that they have no claims or causes of action against the Debtor or Kalamalka with respect to the Loan, the Security or otherwise;

(c)	to comply with all of the terms of this Agreement;

(d)	to comply with all of the terms of the Loan and the Security and the Replacement Loan and any replacement Security;

(e)	to reimburse Kalamalka for all professional fees and expenses incurred by Kalamalka to date and to pay all additional fees and expenses incurred by Kalmalka for legal or other professional services which Kalamalka incurs as a result of the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transaction contemplated hereby or the realization upon all or part of the Security; and

(f)	to use their best efforts and do all things necessary to cause, and to ensure, that Coronado issues to Kalamalka and the Lenders the Coronado Warrants.

5.02                          Consideration for Coronado Warrants. Vampt USA covenants and agrees that it will issue, no later than the Closing Date, to the persons set out below such number of warrants for common shares of Vampt USA so as to amount to the following warrants for common shares of Coronado upon operation of the exchange mechanism described below (the “Coronado Warrants”). It is the sole responsibility of Vampt USA to ensure that there is sufficient consideration delivered to Coronado for the issue of the Coronado Warrants and that the Coronado Warrants be validly issued to Kalamalka and the Lenders as follows:

(a)	a total of 800,000 warrants for common shares of Coronado at a price of $0.75 per share, with an expiration date of March 31, 2014, pursuant to certain subscription agreements entered into by each of the Lenders as follows:

	Name	Warrants

(i)	Bryce Stephens	133,333
(ii)	Art Trojan	266,667
(iii)	David and Marilyn Marcoux	66,666
(iv)	Dr. D.J. Novak Inc.	66,666
(v)	Gerald Freedman	66,666
(vi)	David Willis and Joanne Irving	66,666
(vii)	M77 Inc.	133,333

(b)	400,000 warrants for common shares of Coronado at a price of $0.75 per share, with an expiration date two (2) years from the date of issue, to Kalamalka;

(c)	a total of 750,000 warrants for common shares of Coronado at a price of $0.17 per share, with an expiration date of March 31, 2014, pursuant to certain subscription agreements entered into by each of the Lenders as follows:

	Name	Warrants

(i)	Bryce Stephens	18,750
(ii)	Art Trojan	28,125
(iii)	David and Marilyn Marcoux	9,375
(iv)	Dr. D.J. Novak Inc	25,000
(v)	Gerald Freedman	9,375
(vi)	David Willis and Joanne Irving	18,750
(vii)	M77 Inc.	18,750
(viii)	Kalamalka Partners Ltd.	621,875

with those warrants issued to Kalamalka being transferable.

5.03                          Cross-Default. Any breach by any one or more of the Vampt Brewing and Vampt USA of any of the terms of this Agreement shall be deemed to be a default by Vampt Brewing and Vampt USA under the Replacement Loan and the replacement Security.

VI.          INDEMNIFICATION

6.01                          Indemnification. Each Vampt Party jointly and severally covenants and agrees with Kalamalka and the Lenders to indemnify Kalamalka and the Lenders against all liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses (including legal fees on a solicitor and own client basis) suffered or incurred by Kalamalka and the Lenders, directly or indirectly, by reason of or arising out of:

(a)	any warranties or representations on the part of that Vendor hereunder being untrue; or

(b)	a breach of any agreement, term or covenant on the part of that Vendor made or to be observed or performed under this Agreement.

6.02                          Reliance. Each of the Vampt Parties acknowledge and agree that Kalamalka has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of Kalamalka or the Lenders and that no information which is now known or should be known or which may hereafter become known to Kalamalka or the Lenders, or their respective officers, directors or professional advisers shall limit or extinguish the right to indemnification hereunder.

VII.         MISCELLANEOUS

7.01                          Notices. Any and all notices required or permitted in connection with this Agreement shall be in writing and shall be delivered by hand, sent via certified or registered mail or courier service, or by facsimile. All such notices shall be delivered, sent or mailed to the addresses set forth below or to such other address as either party may from time to time designate in writing:

If to Kalamalka:	If any one or more of Vampt USA,
Vampt Canada or Vampt Brewing:

Kalamalka Partners Ltd.	c/o Bacchus Law Corp.
Suite 100, 2903 35th Avenue	Suite 1820, 9225 West Georgia St.
Vernon, BC V1T 2S7	Vancouver, BC V6C 3L2
Attention: David Willis	Attention: Peter Jensen
Fax: ______________	Fax: _________________

Notices delivered by hand or sent by registered or certified mail or courier will be deemed to be delivered on the actual date of delivery if such day is a Business Day and, if not a Business Day, the notice will be deemed to be delivered on the next Business Day. Notices sent by facsimile will be deemed to be delivered on the date of transmission, provided that such transmission occurs before 4:00 p.m. Vancouver time on a Business Day. If the transmission occurs after 4:00 p.m. or on a day that is not a Business Day, the notice will be deemed to be delivered on the next Business Day.

7.02                          Modification or Waiver. Any modification of any provision of this Agreement must be in writing and signed by authorizing representatives of both parties.

7.03                          Severability. If any term or provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term or provision thereof shall be valid and enforced to the fullest extent permitted by law.

7.04                          Non-Waiver. Waiver by either party of any breach of this Agreement by the other party in a particular instance shall not operate as a waiver of subsequent breaches of the same or different kind. The failure of either party to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of the party’s right to exercise the same or different rights subsequent.

7.05                          Proper Law. This Agreement will be governed by and construed in accordance with the law of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the courts of competent jurisdiction of the Province of British Columbia in any proceeding hereunder.

7.06                          Further Assurances. The parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

7.07                          Enurement. This Agreement and each of the terms and provisions hereof shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

7.08                          Prevailing Agreement. This Agreement, together with the Replacement Loan documentation, constitutes the entire agreement between the Kalamalka, Vampt Canada, Vampt USA and Vampt Brewing. In the event of any conflict between the terms of the Replacement Loan documentation, including without limitation the replacement Security documentation, and the terms of this Agreement, the terms of the Replacement Loan documentation shall prevail.

7.09                          Counterparts and Electronic Means. This Agreement may be executed in several counterparts, whether original, facsimile, or other electronic reproduction, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

KALAMALKA PARTNERS LTD.

Per:

/s/ David Coombs
Authorized signatory

VAMPT BEVERAGE CORP.
Per:

/s/ Ian Toews
Authorized signatory

VAMPT BREWING COMPANY LIMITED
Per:

/s/ Ian Toews
Authorized signatory

VAMPT BEVERAGE USA, CORP.
Per:

/s/ Ian Toews
Authorized signatory

SCHEDULE A

FORM OF GUARANTEE

GUARANTEE

GUARANTOR:	VAMPT BEVERAGE CORP.

(the “Guarantor”)

CREDITOR:	KALAMALKA PARTNERS LTD., in its capacity as agent for the Lenders

(the “Agent”)

DEBTORS:	VAMPT BEVERAGE USA, CORP. and
VAMPT BREWING COMPANY LIMITED

(together, the “Borrower”)

DEBT:	USD$600,000

(the “Principal Sum”)

DATED:	April 11, 2012.

(the “Effective Date”)

PROVINCE:	British Columbia

(the “Governing Jurisdiction”)

IN CONSIDERATION of the Agent agreeing to transfer the loan of the Principal Sum pursuant to an a loan transfer, guarantee and warrant agreement dated April 11, 2012 among the Agent, the Borrower, and the Guarantor, and other good and valuable consideration, the Guarantor covenants with the Agent as follows:

1.        DEBT AND SECURITY

In this Guarantee, “Loan Security” means all accepted letters of offer, loan agreements, promissory notes, debentures, mortgages, hypothecations, pledges, assignments and security agreements of any kind which the Agent may hold at any time as security for the payment of the Principal Sum and all agreements amending, tending or renewing those security instruments. The Guarantor has read all of the Loan Security held by the Agent as of the date of this Guarantee.

2.        GUARANTEE

The Guarantor unconditionally guarantees performance by the Borrower of all promises under the Loan Security and payment by the Borrower of the Principal Sum, protective disbursements, interest and other amounts the Borrower has promised to pay under the Loan Security (the foregoing amounts collectively are called the “Outstanding Balance”). The Guarantor also promises to pay to the Agent all legal fees and disbursements, on a solicitor and client basis, incurred by the Agent in reference to any suit upon this Guarantee.

3.        LIABILITY AS PRINCIPAL DEBTOR

As between the Agent and the Guarantor, the Guarantor is liable as principal debtor for all of the Borrower's covenants contained in the Loan Security, notwithstanding any act or omission of the Borrower or of the Agent which might otherwise operate as a partial or absolute discharge of the Guarantor if the Guarantor were only a surety.

4.        LIABILITY NOT DIMINISHED BY ACTS OF THE AGENT OR THE BORROWER

Except for payment of all sums due under the Loan Security, payment of the amount due under this Guarantee, or written discharge, no act or omission of the Agent or of the Borrower, before or after default, discharges or diminishes the liability of the Guarantor under this Guarantee and without restricting the foregoing, the Guarantor covenants with the Agent as follows:

(a)        the Agent may grant time and other indulgences to the Borrower, to a guarantor, or to any other person liable for all or any portion of the Principal Sum;

(b)        the Agent may modify, extend or renew (in either case, on the then current, or on new, terms), exchange, abstain from perfecting, discharge or abandon the Loan Security or any part of it or anything mortgaged or charged by it;

(c)        the Agent may enter into any agreement with the Borrower to vary the terms of any agreement affecting the payment or repayment of Principal Sum, including a change in the rate of interest chargeable on the Principal Sum;

(d)        the Agent may enter into any agreement or accept any compromise that has the effect of diminishing or extinguishing the liability of the Borrower to the Agent or the value of the Loan Security or the value of anything mortgaged by it;

(e)        the Agent need not ascertain or enforce compliance by the Borrower or any other person with any covenant under the Loan Security;

(f)        the Agent bears no responsibility for any neglect or omission with respect to anything mortgaged under the Loan Security, either during possession by the Borrower or by any third party or by the Agent or by anyone on behalf of the Agent;

(g)        the Agent is not bound to seek recourse against the Borrower before requiring payment from the Guarantor and the Agent may enforce its various remedies under this Guarantee and the Loan Security or any part of it at any time, in any manner and in any order as the Agent may choose;

(h)        the Agent bears no duty to the Guarantor in respect of the liquidation of anything mortgaged under the Loan Security and, without restricting the foregoing, it is under no duty to avoid waste of, to obtain a fair price for or to avoid neglect in the liquidation of anything mortgaged under the Loan Security;

(i)        the Agent has no obligation to ensure that any Loan Security, other guarantee or security collateral to a guarantee is executed, perfected or delivered and, if by reason of want of authority or failure of execution and delivery or failure to comply with laws respecting perfection and registration of instruments or any other reason, any intended Loan Security, guarantee or collateral security is not granted, is unenforceable or becomes unenforceable, the liability of the Guarantor under this Guarantee remains enforceable and undiminished; and

(j)        the Guarantor confirms and agrees that any modifications of the loan terms or Loan Security may be agreed upon directly between the Agent and the Borrower without notice to the Guarantor and without the Guarantor’s further concurrence.

5.        SUBROGATION

The Guarantor shall not be subrogated in any manner to any right of the Agent until all money due to the Agent under the Loan Security is paid.

6.        RELEASE

If more than one person guarantees any of the obligations of the Borrower to the Agent under this Guarantee or any other instrument, the Agent may release any of those persons on any terms the Agent chooses and each person executing this Guarantee who has not been released shall remain liable to the Agent under this Guarantee as if the person so released had never guaranteed any of the obligations of the Borrower.

7.        PAYMENT AND REMEDYING DEFAULTS

The Guarantor shall pay the amount guaranteed or rectify any default immediately upon receiving a demand from the Agent and shall do so whether or not the Agent has exhausted its recourses against the Borrower, other parties, the Loan Security or anything mortgaged under the Loan Security. A demand is effectually made when a letter is posted to the address of the Guarantor last known to the Agent.

8.        NO COLLATERAL AGREEMENTS OR REPRESENTATIONS

Any agreement between the Agent and the Guarantor diminishing the liability of the Guarantor under this Guarantee, altering any term of this Guarantee or imposing any condition against the operation of any such term is of no further force or effect. Any representation made by the Agent having such effect is waived. The Guarantor warrants that there are no agreements, representations or conditions that have been relied upon by the Guarantor that are not expressed in this Guarantee.

9.        CHANGES MUST BE IN WRITING

This Guarantee may only be amended by writing executed by the Agent. No agreement has the effect of diminishing or discharging the liability of the Guarantor under this Guarantee unless the agreement is in writing and executed by the Agent. The Guarantor shall not rely upon any future representation made by the Agent in respect of the liability of the Guarantor under this Guarantee unless such representation is in writing executed by the Agent.

10.        JURISDICTION

The laws of the Governing Jurisdiction shall govern the enforcement of this Guarantee and the Guarantor agrees to submit to the jurisdiction of the Courts of the Governing Jurisdiction.

11.        ASSIGNS

This Guarantee is binding upon the Guarantor and the Guarantor's successors and assigns and shall enure to the benefit of the Agent, its successors and assigns. The Agent may assign this Guarantee.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guarantee as of the Effective Date.

VAMPT BEVERAGE CORP.

by its authorized signatory(ies):

/s/ Ian Toews
Authorized signatory